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                                   EXHIBIT 21

                              LIST OF SUBSIDIARIES

The Company holds 100% of the outstanding capital stock of:

      The University of Phoenix, Inc.
      Institute for Professional Development
      Western International University, Inc.
      The College for Financial Planning Institutes Corporation